FREE WRITING PROSPECTUS Dated October 13, 2011	Filed Pursuant to Rule 433 Registration No. 333- 167044 Registration No. 333- 167044 -01

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037.

*NEW ISSUE* $700+mm ALLY Floorplan 2011-5 *Pricing Details*

** $700+mm Ally Master Owner Trust (AMOT) 2011-5

JOINT-BOOKS:	CS, DB, RBC	Class A	:	SEC
REGISTERED
CO-MANAGERS:	CA, GS, MS, SG, WF	Class B-D	:	144A

CLS	QTY/MMs	WAL	MDY/S&P	EXPCT	LEGAL	BNCH	+ Sprd	$PRICE
A	$600.000	1.66	Aaa/AAA	06/13	06/15	1mL	+ 65	100
B	$ 29.577	1.66	Aa2/AA	06/13	06/15	1mL	+ 135	100
C	$ 46.479	1.66	A2/A	06/13	06/15	1mL	+ 185	100
D	$ 33.803	1.66	Baa2/BBB	06/13	06/15	1mL	+ 250	100

*	EXPECTED SETTLE	: 10/19/2011	* ERISA ELIGIBLE	: YES
*	1st PAYMENT DATE	: 11/15/2011	* MIN DENOMINATIONS	: 100k x 1k
*	TICKER	: AMOT 2011-5	* TIMING	: PRICED